Exhibit (d)(8)

INSTRUMENT OF TRANSFER AND ASSIGNMENT

This INSTRUMENT OF TRANSFER AND ASSIGNMENT (this “Instrument”) is made and entered into as of November 1, 2022, by and between HIGHTOWER 6M HOLDING, LLC, a Delaware limited liability company (“Hightower 6M”) and MADISON AVENUE FINANCIAL SOLUTIONS, LLC, a Delaware limited liability company (“Madison” and together with Hightower 6M, the “Parties”).

WITNESSETH:

WHEREAS, Hightower 6M and Exchange Traded Concepts, LLC, an Oklahoma limited liability company (the “Adviser”), entered into that certain Sub-Advisory Agreement (the “Sub-Advisory Agreement”) dated December 29, 2021, that appointed Hightower 6M as a sub-adviser for each series of the Exchange Traded Concept Trust (the “Trust”) identified on Schedule A to this Instrument (the “Funds”);

WHEREAS, Hightower 6M and Madison are both wholly-owned subsidiaries of Hightower Holding, LLC (“Hightower Holding”) and are restructuring their operations to consolidate the registered and private fund products and services of Hightower Holding and its affiliates into Madison;

WHEREAS, section 9(b) of the Sub-Advisory Agreement provides that such agreement “shall terminate automatically and immediately in the event of its assignment” and establishes that the term assignment shall have the meaning set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

WHEREAS, the Parties concluded that the proposed transfer of the Sub-Advisory Agreement from Hightower 6M to Madison would not result in an “assignment” of the Sub-Advisory Agreement, as that term is used in the Sub-Advisory Agreement and as set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act, and the Parties outlined the basis for this conclusion to the officers of the Trust and its Board of Trustees; and

WHEREAS, Hightower 6M and Madison now desire to execute this Instrument whereby all of Hightower 6M’s rights and obligations as sub-adviser under the Sub-Advisory Agreement are hereby assigned to and assumed by Madison.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Hightower 6M and Madison agree as follows:

1.       Capitalized terms not otherwise defined in this Instrument shall have the meanings given to such terms in the Sub-Advisory Agreement.

2.       Hightower 6M hereby contributes, transfers, conveys, assigns and delivers to Madison all of Hightower 6M’s right, title and interest in and to the Sub-Advisory Agreement, and Madison hereby agrees to assume such right, title and interest in and to the Sub-Advisory Agreement.

3.       This Instrument may be executed and delivered in one or more counterparts, including by facsimile or electronic signature or delivery, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.       This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware. In the event a court of competent jurisdiction shall hold or adjudge any term or provision hereof to be unenforceable, then the remainder of the terms and provisions hereof shall be enforced as though the offensive term or provision was not, in the first instance, contained herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Transfer and Assignment to be duly executed by their respective officers as of the day and year first above written.

Hightower 6M:

HIGHTOWER 6M HOLDING, LLC

By:	/s/ Scot Kees
Name:	Scot Kees
Title:	Chief Administrative Officer

Madison:

MADISON AVENUE FINANCIAL SOLUTIONS, LLC

By:	/s/ Scot Kees
Name:	Scot Kees
Title:	Chief Administrative Officer

THE ABOVE IS HEREBY ACKNOWLEDGED BY:

Adviser:

EXCHANGE TRADED CONCEPTS, LLC

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	Chief Executive Officer

SCHEDULE A

Fund
ETC 6 Meridian Low Beta Equity Strategy ETF
ETC 6 Meridian Mega Cap Equity ETF
ETC 6 Meridian Small Cap Equity ETF
ETC 6 Meridian Hedged Equity-Index Option Strategy ETF
ETC 6 Meridian Quality Growth ETF
ETC 6 Meridian Quality Dividend Yield ETF
ETC 6 Meridian Quality Value ETF

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